Exhibit 23.1

Consent of BDO Seidman, LLP

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of RAM Energy Resources, Inc. of our report dated February 10, 2006 (which contains an explanatory paragraph regarding the Company's ability to continue as a going concern) relating to the financial statements of Tremisis Energy Acquisition Corporation at December 31, 2005 and 2004, the year ended December 31, 2005, the period from February 5, 2004 (inception) to December 31, 2004, and the period from February 5, 2004 (inception) to December 31, 2005.

/s/ BDO Seidman, LLP

New York, New York

September 13, 2006